                            BEFORE THE
              PENNSYLVANIA PUBLIC UTILITY COMMISSION


In Re:  Application of West Penn   )
Power Company Pursuant to          )
66 Pa. C.S. Sec. 2102 for Prior    )    Application Docket

Written Approval of Contracts      )
Between or Among West Penn Power   )
Company and Its Affiliated Interests)


To the Pennsylvania Public Utility Commission:


     NOW COMES West Penn Power Company, (hereinafter "Applicant") and pursuant to Section 2102 of the Public Utility Code, 66 Pa. C.S. Sec. 2102, requests the Pennsylvania Public Utility Commission ("Commission") to approve: 1) an Amendment to Service Agreements between itself and its affiliate, Allegheny Power Service Corporation ("APSC"); and 2) a new Service Agreement with its other operating affiliates. In support of said Application, Applicant respectfully states as follows:

                       +)))))))))))))))))))))))))))))),
                       * I.  The Affiliated Interests *
                       .))))))))))))))))))))))))))))))-


     1. Applicant is a Pennsylvania corporation engaged in supplying electric service to customers in all or parts of 23 counties in Pennsylvania. The address of its corporate center is 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

     2. APSC is a Maryland corporation. Its principal place of business is 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

     3. Monongahela Power Company ("Monongahela") is an Ohio corporation. It provides electric service in portions of Ohio and West Virginia. The Potomac Edison Company ("Potomac Edison") is a Maryland and Virginia corporation. Potomac Edison provides electric service in portions of Maryland, Virginia and West Virginia.

     4. Applicant, Monongahela and Potomac Edison (hereinafter sometimes collectively referred to as the "Operating Companies") and APSC are wholly-owned subsidiaries of Allegheny Power System, Inc. ("APS"), a Maryland corporation. Together, the Operating Companies and APSC are operated as an integrated public utility holding company system under the Public Utility Holding Company Act of 1935 ("PUHCA"), and are affiliated interests under Section 2101 of the Public Utility Code, 66 Pa. C.S.
Sec. 2101.

     5. Pursuant to a Service Agreement effective January 8, 1994, which was approved by the Commission in an Order entered February 24, 1994 at Docket No. G-00930363 and which supplemented a previous agreement dated November 19, 1976, APSC provides centralized engineering, financial and administrative services to the Operating Companies to take advantage of the economies of scale.


                        +)))))))))))))))))))))))))))),
                        * II.  Restructuring of APS  *
                        .))))))))))))))))))))))))))))-


     6. In 1995, APS began a restructuring to consolidate and reengineer its operations. Subsequently, APSC was realigned into distinct power generation and energy transmission and distribution groups. The Operating Companies also were restructured and their functions were consolidated in part with services already provided by APSC.

     7. The Operating Companies began doing business under the trade name "Allegheny Power" in their respective jurisdictions as of September 1, 1996. The restructuring did not involve the formation of any new legal entities, nor did it require the writedown of any rate base assets. No capital assets including jurisdictional rate base assets were transferred among the companies during the restructuring.

     8. The restructuring is an effort to control costs, operate more efficiently, and prepare for the anticipated increase in retail and wholesale competition among suppliers of electricity, resulting in part from passage of the federal Energy Policy Act of 1992.

     9. The overall objective of the restructuring was to realign functions by process and consolidate functions where feasible. (e.g., consolidating in APSC certain functions which previously were performed separately by employees of each of the Operating Companies.) The following briefly describes the restructured functions.

A.  Restructuring of Operating Company Functions
     Most of the functions which were performed by the three Operating Companies have been consolidated into three business units. The Operating Business Unit (OBU) principally consists of teams of employees who handle various processes from start to finish. The processes include responding to electric service requests; restoring service; ensuring reliable service; managing the revenue stream; managing resources; and responding to customer inquiries. The service territory of the Operating Companies is divided into
9. continued
seven (7) administrative regions. The OBU also will include a state-of-the-art Customer Service Center located in Fairmont, West Virginia which will handle all customer telephone inquiries, in cooperation with appropriate process teams. The Retail Marketing business unit will be responsible for acquiring and maintaining customers, and, as legally permissible, marketing new products and services. The Corporate Affairs unit will maintain active community and regulatory relations.

B.  Restructuring of Bulk Power Supply
     The Bulk Power Supply (BPS) group of APSC has been separated into distinct generation, transmission, and planning and compliance business units. The Generation Business Unit (GBU) is responsible for ensuring that adequate generation is available to serve the Operating Companies' native load customers, and other loads obtained, by employing their generating facilities and third-party generation. The GBU's responsibilities include ensuring the cost-effective operation and maintenance of the generating units, and providing the most economic mix of all available generation. The Transmission Business Unit (TBU) is responsible for ensuring that adequate high-voltage network facilities are available and on-line to reliably convey power. The TBU will also engage in marketing efforts for sales of bundled and unbundled transmission services to nonaffiliates and will be responsible for accommodating requests for transmission service submitted by nonaffiliates who qualify for that service under federal regulations. Finally, the TBU is responsible for maintaining the optimal economic balance on a real-time basis between native customer load and the output of the generation resources supplied by the GBU, as well as managing the emission allowance resourcesof APS.
The Planning and Compliance Business Unit (P&CBU) provides strategic resource planning and engineering analysis of alternate transmission and generation resource options, environmental and regulatory issues management, environmental compliance oversight, research and development, and emerging technology development for the APS system.

C.  Restructuring of Corporate Services
     The groups within Corporate Services support the business units and have been restructured for efficiency. The various Accounting functions (i.e., general accounting, accounts payable, plant accounting, and taxes) will be consolidated. Information Services functions are being reorganized into a Business Solution Team, concentrating on applications acquisition, development, implementation and maintenance; a Technical Operations Team, handling infrastructure planning, operation and maintenance; and a Customer Support Team, including customer services and support center. Also, six Business Consultants are assigned to the major business units and will handle tasks from all three Information Services teams. A single Financial Management group has resulted from combining four budgeting groups and the financial planning function. The restructuring of the Secretary and Treasurer functions has resulted in the Corporate Secretary function being transferred to Legal Services and in Treasury assuming the risk management function from Financial Management and the electronic commerce function from Information Services. Treasury continues to be responsible for long-term financings, bank relations and cash management functions. As of July 1, 1996, Investor

9.   (continued)
Relations and Public Relations were consolidated to form External Relations, which was thereafter combined with Communications to form Corporate Communications, which is responsible for internal and external communications, including advertising and stockholder publications. Investor Relations remains responsible for maintaining a favorable relationship between APS and the financial community. The Audit Services Department has resulted from combining the auditing groups of the Operating Companies and APSC. The Supply Chain functions include Procurement, Materials Management and Distribution, and Payment Processing. The Legal Services groups of the Operating Companies and APSC have been consolidated into one department. A new department, Regulation and Pricing, will perform the rates-related functions of costing, pricing support, regulatory management and billing. A single Human Resources department will set and administer human resources policies system-wide. A newly created Governmental Affairs Department has resulted from combining the Operating Companies' employees who performed local, state and federal governmental relations.

D.  Results of the Restructuring
     10. Except for the union work force and possibly some other employees, the management, engineering, maintenance, legal, accounting, payables and administrative and support functions previously performed by the Operating Companies will be supplied by employees of APSC. By January 1, 1997, all non-union employees of the Operating Companies will become employees of APSC. The net transfer of approximately 2800 non-union employees from the Operating Companies to APSC is expected. This will virtually eliminate non-union employment by the Operating Companies.


     11. A number of factors will ensure that APSC continues to be responsive to the needs of the Operating Companies and provides the operating companies with the ability to judge their need for inter-affiliate services and to monitor the quality and value of the services being provided. These factors include the APSC budget process; Securities and Exchange Commission (SEC)-approved work order procedures to track and document the initiation of services; billing and review procedures designed to ensure the accuracy of APSC billings; and internal audit controls designed to ensure the fairness of APSC charges. For example, Audit Services will continue to meet at least twice a year with the Audit Committees of the Boards of Directors of APS, APSC and the Operating Companies (which Audit Committees are comprised solely of outside directors) to review audit plans and findings. In addition, the Director, Audit Services will continue to have open and direct access to the Chairs of the Audit Committees. These procedures will ensure that costs associated with the services performed by APSC on behalf of the Operating Companies are properly authorized, allocated and tracked.

E.  Cost Allocation
     12. APSC's current method of cost allocations will be maintained in the restructured organization. Under existing SEC authority and practice, each of the Operating Companies pays to APSC all costs which reasonably can be identified and related to a particular transaction or service performed by APSC on its behalf. These costs are captured in work orders in accordance

12.  (continued)
with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies.

     APSC maintains a separate record of the expenses for each department. Expenses are reported as departmental expenses, incremental out-of-pocket expenses, or overhead expenses. Department expenses consist of salaries and employee expenses, employee welfare expenses, rents, expenses of training and development of APSC's employees, and all other expenses attributable to, or necessary to the operation of the department. Incremental out-of-pocket expenses are expenses incurred for the direct benefit and convenience of a particular company or group of companies and are charged solely to such company(ies). Overhead expenses include costs of maintaining the corporate existence, such as taxes, outside auditing and legal fees, and other corporate expenses.

     Departmental and out-of-pocket expenses incurred by APSC are accumulated by specific, identifiable work order numbers and directly billed to the receiving company(ies). APSC will continue to use controls and procedures relating to the existing work order accounting system employed in past rate cases. These procedures ensure that costs associated with the services performed on behalf of the receiving company are properly authorized, allocated, and tracked. Work orders are established and administered in accordance with the SEC's Uniform System of Accounts for Mutual and Subsidiary Service Companies.


12   (continued)
     When a service is rendered for the benefit of two or more companies, the costs are shared by the receiving companies in proportion to the average electric operating revenues of each (exclusive of sales to another APS subsidiary), operating and maintenance expenses (exclusive of fuel, deferred fuel, and purchased power and exchanges), kilowatthours sold to regular customers (other than to the APS subsidiaries), and total electric plant in service (less revenues for depreciation and amortization), over the three preceding calendar years.

     Overhead expenses and the cost of services rendered by APSC are distributed among receiving companies in direct proportion to the amount of department expenses charged to or allocated to such companies.

     The foregoing billing principles will remain the bases for APSC's charges to the Operating Companies unless and until modified or until new principles are adopted and reported to and/or approved by the Commission.


               +))))))))))))))))))))))))))))))))))))))))))))))),
               * III.  Amendment of Existing Service Agreement *
               *            between West Penn and APSC         *
               .)))))))))))))))))))))))))))))))))))))))))))))))-

     13. The services centralized in APSC as a result of the restructuring are a logical extension of the existing services being provided by APSC to reflect changed business conditions and take advantage of cost reduction opportunities. They do not represent a fundamental change in the character of the services previously rendered by APSC. They will be billed in the same Commission-approved manner, using existing allocation methods, as other similar services heretofore have been provided by APSC.

     14. To define the new responsibilities and services which will be provided by APSC to the Applicant under the reorganization, it is necessary to amend the existing Service Agreement between the Applicant and APSC (approved by the Commission at Docket No. G-00930363) and conform Exhibit I to that agreement. Attachment No. 1 hereto is the proposed Amendment to Service Agreements covering all three Operating Companies with revised Exhibit I. Revised Exhibit I sets forth the various services which APSC may provide to the Applicant and its affiliates. This amendment will be executed by the parties following receipt of all necessary regulatory approvals. By this Application, the Commission is being requested, among other things, to approve this proposed Amendment to Service Agreements with its revised Exhibit I as required by Pennsylvania's affiliated interest statute. 66 Pa. C.S. Sec. 2102.


                    +))))))))))))))))))))))))))))))))))))),
                    * IV.  New Service Agreement between  *
                    *         the Operating Companies     *
                    .)))))))))))))))))))))))))))))))))))))-


     15. One effect of the restructuring is to combine certain services which were previously performed separately by West Penn, Monongahela and Potomac Edison. In order that the Operating Companies may perform services for each other, they propose to enter into the form Service Agreement attached hereto as Attachment No. 2. This Service Agreement will be executed on behalf of the parties after receiving all necessary regulatory approvals.

     16. The following services are being consolidated and may be performed by one or more of the Operating Companies for another of the Operating Companies.

A.  Operations Services
     At the Applicant's Connellsville Center, the restructuring consolidated certain engineering and construction work that had previously been performed by Monongahela and Potomac Edison. Also, certain of the work that was previously performed by the Applicant was consolidated at Potomac Edison's Bower Avenue location. The consolidation of those functions is expected to result in increased efficiency.

     (i) Materials and supplies--Transmission and distribution materials are being supplied from the Applicant's Connellsville storeroom and Potomac Edison's Bower Avenue storeroom to all locations for the three Operating Companies.

     (ii) Distribution transformer/regulator repair--Repair of distribution transformers as well as regulator repairs for all three Operating Companies may be consolidated at Applicant's Connellsville Center. Currently, this work is also being performed in Hagerstown, Maryland.

     (iii)Oil circuit recloser repair--Applicant's Connellsville center is the central oil circuit recloser (OCR) repair site for Monongahela and the Applicant. OCR repairs for the Applicant are performed at Hagerstown,

16.  (continued)
Maryland. Further cost comparison studies will determine whether all of the OCR repairs should be performed at Connellsville, Pennsylvania.

     (iv) Rubber goods repair and testing--For all three Operating Companies, testing and inspection of rubber goods such as gloves, sleeves and blankets is being consolidated at the Applicant's Connellsville location.

     (v) Metering--Most meter test activities for the Operating Companies is being consolidated at the Applicant's Connellsville, Pennsylvania location, although some wiring of meter packages for all three Operating Companies will be performed at Hagerstown, Maryland.

     (vi) Other Operations Services--Other operations services which have been consolidated, but are still performed, at least in part, by Operating Company employees include: Building Management; Transportation Services; Substation Construction; Substation Maintenance; and
Telecommunications Operations.

B.  Customer Service Center
     As previously indicated, a state-of-the-art Customer Service Center will be located in Fairmont, West Virginia, and its employees will answer incoming calls to the Operating Companies by a toll-free number. At present, its functions may be performed by employees of APSC or by employees of any of the Operating Companies. Therefore, the Operating Companies may perform services for one another which include responding to customer inquires, initiating new

16.  (continued)
service, dispatching service and line crews in response to power outages, handling credit and collection activities, responding to customer and complaints, and managing the meter reading and billing activities.

C.  Office Services/Mail Payment
     Currently, employees of one or more of the Operating Companies may perform payment processing services for one or more of the other operating companies. In addition, the Operating Companies may perform certain office services, including secretarial, typing, mailroom services, duplicating, fleet administration, and other similar services for one another.

D.  Cost Allocation
     The operating company performing work for an affiliated operating company will accumulate the actual costs incurred in providing authorized services through the use of specific, identifiable work order numbers or by FERC accounts, and will bill the receiving company based on the amounts accumulated. Employee time sheets will be used to record the amount of time employed in rendering such services. Out-of-pocket expenses which are expended in regard to specific services will also be recorded.

     The total cost of a particular service will be the sum of: facilities charges, in order to recover depreciation and return on investment on fixed assets; working capital charges, where appropriate; all labor charges, including related payroll overheads and out-of-pocket expenses; and any related overhead charge associated with out-of-pocket costs. The billing process will be done monthly. In return for services performed by an Operating Company, the recipient of the services will pay the Operating Company which performs the service the actual costs incurred by it in providing the service.

     WHEREFORE, pursuant to Section 2102 of the Public Utility Code, 66 Pa. C.S. Sec. 2102, the Applicant requests that the Commission approve Attachment Nos. 1 and 2 hereto for the reasons above stated.

                              Respectfully submitted,

                              WEST PENN POWER COMPANY



                              by:  /s/
                                   John L. Munsch
                                   Attorney
                                   800 Cabin Hill Drive
                                   Greensburg, PA  15601
                                   (412) 838-6210


Dated:  November 8, 1996

                           VERIFICATION



Commonwealth of Pennsylvania

County of Westmoreland




     C. S. Ault and C. R. Chamberlain, Vice President and Assistant Secretary, respectively, of West Penn Power Company, Applicant herein, being duly sworn, say that the facts and allegations therein contained are true, except so far as they are therein stated to be on information, and that so far as they are therein stated to be on information, they believe them to be true.




                                          /s/
                                          C. S. Ault



                                          /s/
                                          C. R. Chamberlain



Taken, sworn to and subscribed before me

this 8th day of November, 1996.



/s/
Notary Public


My Commission expires on                                 .

412-838-6210



                                        November 8, 1996




Mr. John G. Alford, Secretary
Pennsylvania Public Utility Commission
P.O. Box 3265
Harrisburg, PA  17105-3265

          Re: Application of West Penn Power Company Pursuant to 66 Pa. C.S. Sec. 2102 for Prior Written Approval of Contracts Between or Among West Penn Power
               Company and Its Affiliated Interests

Dear Secretary Alford:

          Enclosed please find an original and two (2) copies of the above-referenced Application, together with two (2) true, correct and fully executed copies of the Agreements for which this filing is being made.

          U.S. Postal Service Form 3817, Certificate of Mailing, is attached to this cover letter. Therefore, the filing date of the enclosure should be deemed to be today, November 8, 1996, pursuant to 52 Pa. Code Sec. 1.11(a).

                                        Very truly yours,


                                        /s/
                                        John L. Munsch
                                        Attorney

Enclosures

bc:  P. J. Bray - Hagerstown CC
     P. J. Clark
     T. K. Henderson - Hagerstown CC
     G. A. Jack - Fairmont CC
     K. L. Mitchell - Hagerstown CC
     D. L. Williams
     R. R. Winter

u:\secys\bbarth1\affiliat.app

                      CERTIFICATE OF SERVICE



          I hereby certify that I have served a true and correct copy of the foregoing Application by regular first-class mail as follows:


                    TANYA J. MCCLOSKEY, ESQUIRE
                    Assistant Consumer Advocate
                    Office of Consumer Advocate
                    1425 Strawberry Square
                    Harrisburg, PA  17120


                    BERNARD A. RYAN JR., ESQUIRE
                    Office of Small Business Advocate
                    Suite 1102, Commerce Building
                    300 North Second Street
                    Harrisburg, PA  17101







Dated:  November 8, 1996

                                        /s/
                                        John L. Munsch